Exhibit 99.1
F O R  I M M E D I A T E  R E L E A S E

September 4, 2008
For more information contact:
Mike Crabtree — (419) 247-2800
Scott Estes — (419) 247-2800
HEALTH CARE REIT, INC. ANNOUNCES
PRICING OF 7,000,000 SHARES OF COMMON STOCK
AT $48.00 PER SHARE
Toledo, Ohio, September 4, 2008...Health Care REIT, Inc. (NYSE:HCN) today announced the pricing of its underwritten public offering of 7,000,000 shares of common stock at $48.00 per share. The offering was increased in size from 6,000,000 shares in response to investor demand. The company has granted the underwriters an option to purchase up to an additional 1,050,000 shares during the next 30 days to cover over-allotments, if any. The company estimates that the gross proceeds from this offering will be approximately $336.0 million (or approximately $386.4 million if the underwriters’ over-allotment option is exercised in full).
The joint book-running managers for the offering are Deutsche Bank Securities Inc., Banc of America Securities LLC, UBS Investment Bank and Merrill Lynch & Co.
The company intends to use the net proceeds from this offering to invest in additional health care and senior housing properties. Pending such use, the company intends to use the net proceeds to repay borrowings under its unsecured line of credit. The offering is expected to close on September 10, 2008, subject to customary closing conditions.
The offering is made pursuant to the company’s shelf registration statement on file with the Securities and Exchange Commission. A copy of the prospectus supplement and accompanying prospectus relating to the offering when available may be obtained by contacting Deutsche Bank Securities, Prospectus Department, 100 Plaza One, Jersey City, New Jersey 07311, telephone (800) 503-4611, or e-mail at prospectusrequest@list.db.com.
This press release is not an offer to sell, nor a solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.
Health Care REIT, Inc., with headquarters in Toledo, Ohio, is a real estate investment trust that invests across the full spectrum of senior housing and health care real estate. The company also provides a full array of property management and development services. As of June 30, 2008, the company’s broadly diversified portfolio consisted of 635 properties in 38 states. More information is available on the Internet at www.hcreit.com.
This document may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. When the company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions, it is making forward-looking statements. Forward-looking statements reflect current plans and expectations and are based on information currently available. They are not guarantees of future performance and involve risks and uncertainties, including those discussed in the prospectus supplement and related prospectus and in the company’s other reports filed from time to time with the Securities and Exchange Commission. Completion of the offering is subject to various factors, including, but not limited to, customary closing conditions. The company assumes no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.
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